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EXHIBIT 12

GTE NORTH INCORPORATED AND SUBSIDIARY

Statements of the Consolidated Ratio of Earnings to Fixed Charges

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
                                                                     Years Ended December 31,
                                                 ------------------------------------------------------------------
                                                    1999          1998          1997          1996          1995
                                                 ----------    ----------    ----------    ----------    ----------
                                                                        (Dollars in Millions)
Net earnings available for fixed charges:
  Income before extraordinary charges            $    695.6    $    559.3    $    731.5    $    551.5    $    493.3
  Add - Income taxes                                  423.5         347.7         425.9         321.2         271.7
        - Fixed charges                               176.0         164.5         138.6         129.1         128.1
                                                 ----------    ----------    ----------    ----------    ----------

Adjusted earnings                                $  1,295.1    $  1,071.5    $  1,296.0    $  1,001.8    $    893.1
                                                 ==========    ==========    ==========    ==========    ==========

Fixed charges:
  Interest expense                               $    158.3    $    151.8    $    128.7    $    120.6    $    118.9
  Portion of rent expense
      representing interest                            17.7          12.7           9.9           8.5           9.2
                                                 ----------    ----------    ----------    ----------    ----------

Adjusted fixed charges                                176.0         164.5    $    138.6    $    129.1    $    128.1
                                                 ==========    ==========    ==========    ==========    ==========

RATIO OF EARNINGS TO FIXED
  CHARGES                                              7.36          6.51          9.35          7.76          6.97
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